EXHIBIT 99.1

Oritani Financial Corp. Announces Dividend and Quarterly Results

TOWNSHIP OF WASHINGTON, N.J., Oct. 23, 2013 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank") reported net income of $10.4 million, or $0.24 per basic and fully diluted share, for the three months ended September 30, 2013, as compared to net income of $9.2 million, or $0.22 per basic and fully diluted share, for the corresponding 2012 period.

The Company also reported that its Board of Directors has declared a $0.175 quarterly cash dividend on the Company's common stock. The record date for the dividend will be November 8, 2013 and the payment date will be November 22, 2013. Based on the recent trading range of the Company's common stock, the dividend yield is about 4.25%.

"I am proud to share the results of another strong quarter," said Kevin J. Lynch, the Company's Chairman, President and CEO. "Oritani continues to perform quite well, delivering robust earnings per share. Our stock price reflects the value that the investment community places on that performance." Mr. Lynch continued, "We took a fair amount of interest rate risk off the table during the quarter through additional long term fixed rate borrowings. Our overall deposit growth for the quarter was sluggish but we intend to change that trend in the coming quarters. Loan origination volume and pipeline totals are rebounding in light of improved market conditions and our portfolio quality metrics continued to improve."

Comparison of Operating Results

Net Income

Net income increased $1.2 million to $10.4 million for the quarter ended September 30, 2013, from $9.2 million for the corresponding 2012 quarter. The primary cause of the increased income was a lower provision for loan losses as well as increased net interest income and increased other income, partially offset by increased other expenses. Our annualized return on average assets was 1.47% for the quarter ended September 30, 2013, and 1.37% for the quarter ended September 30, 2012.

Interest Income

The components of interest income changed as follows:

	Three Months Ended September 30				Increase / (decrease)
	2013		2012			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$ 30,061	5.28%	$ 29,082	5.76%	$ 979	$ 256,714	-0.48%
Dividends on FHLB stock	439	4.15%	407	4.22%	32	3,772	-0.07%
Interest on securities AFS	51	1.69%	74	1.47%	(23)	(8,105)	0.22%
Interest on MBS HTM	242	2.39%	234	2.61%	8	4,645	-0.22%
Interest on MBS AFS	1,341	1.80%	2,024	1.76%	(683)	(161,340)	0.04%
Interest on federal funds sold and short term investments	5	0.25%	1	0.25%	4	6,729	0.00%
Total interest income	$ 32,139	4.80%	$ 31,822	4.94%	$ 317	$ 102,415	-0.14%

The changes above show the results of two of the Company's previously discussed strategic business decisions. The Company's primary focus continues to be the organic growth of multifamily and commercial real estate loans. Over the trailing twelve months, the average balance of loans grew $256.7 million. The largest component of the increase in total interest income was in interest on mortgage loans. Loan originations for the quarter ended September 30, 2013 were $101.8 million. The originations for the quarter were somewhat below the pace necessary to attain the Company's target goal for the fiscal year of $500 million. Management believes it has implemented the pricing changes necessary in order to achieve the target goal and recent loan activity has increased. The yield on the loan portfolio decreased 48 basis points for the quarter ended September 30, 2013 versus the comparable 2012 period. The decreased yield was primarily due to the impact of current market rates on new originations, refinancings, prepayments and repricings.  Prepayment penalties are recognized as interest on loans. These penalties, which significantly impacted both periods, were higher in the 2013 period. Prepayment penalties totaled $1.8 million in the 2013 period versus $1.4 million in the 2012 period. Prepayment penalties boosted the annualized loan yield by 31 basis points in the 2013 period and 28 basis points in the 2012 period. Prepayment penalty provisions are incorporated into all of the Company's multifamily and commercial real estate loan documents. The penalties are intended to protect the Company from the prepayment of loans and provide the Company with compensation if the loan is prepaid. Management had expected that the recent increases in market rates of interest on loans would decrease prepayment activity; however, this has not occurred. The second strategic business decision evidenced in the chart was the determination to no longer deploy the cash flows from the investment portfolio back into new investments. This decision impacted the periods subsequent to September 30, 2011 and was made because the Company determined that the risk/reward profiles of permissible securities no longer warranted additional investment. The decision aided overall yield on interest earning assets as the Company had a lower percentage of its interest earning assets in lower yielding assets like MBS, investment securities and federal funds sold.   Consequently, there were significant decreases in the average balances of mortgage backed securities ("MBS") available for sale ("AFS") and investment securities AFS. FHLB stock increased due to required purchases in conjunction with borrowings and MBS held to maturity ("HTM") increased due to purchases necessitated by compliance with Community Reinvestment Act requirements. Prospectively, however, the Company will likely deploy the cash flows from the investment portfolio back into approved investments.   Due to regulatory and liquidity considerations, management believes the current level of investments should be the approximate minimum for the Company. This decision will likely positively impact our asset growth rate but negatively impact our spread and margin.

Interest Expense

The components of interest expense changed as follows:

	Three Months Ended September 30				Increase / (decrease)
	2013		2012			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$ 98	0.23%	$ 97	0.23%	$ 1	$ 3,410	0.00%
Money market	497	0.49%	559	0.50%	(62)	(34,332)	-0.01%
Checking accounts	438	0.45%	135	0.25%	303	173,962	0.20%
Time deposits	991	0.87%	1,543	1.12%	(552)	(99,084)	-0.25%
Total deposits	2,024	0.57%	2,334	0.68%	(310)	43,956	-0.11%
Borrowings	5,522	2.68%	5,298	2.81%	224	71,104	-0.13%
Total interest expense	$ 7,546	1.35%	$ 7,632	1.44%	$ (86)	$ 115,060	-0.09%

The Company continued its strategic objective of increasing core deposits. The average balance of core accounts was $143.0 million higher for the quarter ended September 30, 2013 versus the comparable 2012 period. This growth was largely offset by decreases in time deposits. The average balance of time deposits was $99.1 million lower for the quarter ended September 30, 2013 versus the comparable 2012 period. The average cost of interest bearing deposits decreased 11 basis points over the periods. Market interest rates allowed the Bank to continue to reprice interest bearing deposits, as well as maturing time deposits, at lower rates, decreasing the cost of funds. The Company considers the costs of alternative sources of funding when pricing time deposits. Consequently, there has been a fairly steady outflow of time deposit balances as certain competitor rates are more attractive to consumers. The Company has recently adjusted its pricing metrics for time deposits and expects that the costs for these deposits will likely increase along with the balances. The average balance of borrowings increased $71.1 million over the period while the cost decreased 13 basis points. Overnight and other short term borrowings totaled $144.6 million at September 30, 2013. These borrowings had a very low cost associated with them and the rate of interest on these borrowings is expected to remain low for the foreseeable future. However, the Company is aware of the risks inherent with short term borrowings. As discussed in prior public filings, the Company has previously taken steps to mitigate the risk associated with its borrowing position through additional long term advances and modifications. During the quarter ended September 30, 2013, the Company committed to $70 million in long term advances with a weighted average rate of 2.85% and a weighted average maturity of slightly over 8 years. The Company will continue to deploy such strategies opportunistically.

Net Interest Income Before Provision for Loan Losses

Net interest income increased by $403,000, or 1.7%, to $24.6 million for the three months ended September 30, 2013, from $24.2 million for the three months ended September 30, 2012. The Company's net interest income, spread and margin over the period are detailed in the chart below.

	Including Prepayment Penalties			Excluding Prepayment Penalties
	Net Interest			Net Interest
	Income Before			Income Before
Quarter Ended	Provision	Spread	Margin	Provision	Spread	Margin
	(dollars in thousands)
September 30, 2013	$ 24,593	3.45%	3.67%	$ 22,801	3.18%	3.41%
June 30, 2013	23,873	3.37%	3.58%	22,848	3.22%	3.43%
March 31, 2013	25,296	3.59%	3.80%	23,811	3.37%	3.58%
December 31, 2012	24,071	3.44%	3.67%	22,872	3.26%	3.49%
September 30, 2012	24,190	3.50%	3.76%	22,788	3.29%	3.54%

The Company's spread and margin have been significantly impacted by prepayment penalties. A clearer trend is evident in the chart above that excludes prepayment income. The Company's spread and margin are under pressure in the current interest rate environment due to several factors, including: rates on new loan originations and investment purchases; modifications of loans within the existing loan portfolio; prepayments of higher yielding loans and investments; limited ability to further reduce deposit and borrowing costs; promotional interest costs to attract new deposit customers and ongoing increases in borrowing costs for the long term borrowings necessary to reduce interest rate risk.   Market rates of interest have risen over the past five months and the yield curve has steepened. A steep yield curve generally provides a benefit to the Company. Some of the increases have been captured in new loan origination rates, offsetting a small portion of the pressures described above. The Company's largest interest rate risk exposure is to a flat or inverted yield curve.

The Company's net interest income and net interest rate spread were both negatively impacted in both periods due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $303,000 and $791,000 for the three months ended September 30, 2013 and 2012, respectively.

Provision for Loan Losses

The Company recorded provisions for loan losses of $300,000 for the three months ended September 30, 2013 as compared to $1.5 million for the three months ended September 30, 2012. A rollforward of the allowance for loan losses for the three months ended September 30, 2013 and 2012 is presented below:

	Quarter ended
	September 30,
	2013	2012
	(Dollars in thousands)
Balance at beginning of period	$31,381	$31,187
Provisions charged to operations	300	1,500
Recoveries of loans previously charged off	12	1
Loans charged off	29	184
Balance at end of period	$31,664	$32,504

Allowance for loan losses to total loans	1.36%	1.51%
Net charge-offs (annualized) to average loans outstanding	0.003%	0.036%

Delinquency and nonaccrual totals, changes in loan risk ratings, loan growth, charge-offs and economic factors continue to have a meaningful impact on the current level of provision for loan losses. The provision for loan losses was lower in the 2013 period partially because of improvements in risk ratings as well as reduced delinquencies.

Delinquency and non performing asset information is provided below:

	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012
	(Dollars in thousands)
Delinquency Totals
30 - 59 days past due	$ 13,465	$ 7,416	$ 7,241	$ 8,169	$ 15,544
60 - 89 days past due	1,105	2,643	3,948	7,005	7,363
Nonaccrual	23,760	23,910	24,304	29,401	26,275
Total	$ 38,330	$ 33,969	$ 35,493	$ 44,575	$ 49,182

Non Performing Asset Totals
Nonaccrual loans, per above	$ 23,760	$ 23,910	$ 24,304	$ 29,401	$ 26,275
Real Estate Owned	1,937	1,742	4,361	2,817	2,837
Total	$ 25,697	$ 25,652	$ 28,665	$ 32,218	$ 29,112

Nonaccrual loans to total loans	1.02%	1.03%	1.07%	1.32%	1.22%
Delinquent loans to total loans	1.65%	1.47%	1.57%	2.01%	2.28%
Non performing assets to total assets	0.91%	0.91%	1.02%	1.15%	1.04%

Total delinquent loans had decreased steadily since September 30, 2012. There was a change to the trend in the September 30, 2013 totals. The primary reason for the change was an increase in loans 30-59 days past due. There is one $6.1 million loan in this category at September 30, 2013 that is the primary cause of the increase. At this point, management does not foresee any significant issues regarding the ultimate collectability of this particular loan. As further described below, the metrics in the nonaccrual total are improving. Nonaccrual loans totaled $23.8 million at September 30, 2013. However, $4.1 million of this total consisted of loans that were fully current at September 30 and were included in the nonaccrual total as they had not yet demonstrated sufficient recent satisfactory performance. In addition, an agreement was reached with the largest remaining nonaccrual loan ($3.2 million) and it currently appears that loan may be returned to an accrual status if it demonstrates six months of satisfactory performance. Similar agreements were reached regarding other September 30 nonaccrual loans.

At September 30, 2013, there are nine nonaccrual loans with balances greater than $1.0 million. These loans are discussed below:

  A $3.2 million construction loan for a luxury home in Morris County, New Jersey. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, no reserve was required as of September 30, 2013, primarily due to a low estimated loan to value. Subsequent to September 30, 2013, a modification and extension agreement, with terms satisfactory to Oritani, was reached. This agreement has been classified as a troubled debt restructuring ("TDR"). As stated above, if the loan demonstrates six months of satisfactory performance it will be returned to accrual status (although there can be no assurances that this will occur).
  A $1.6 million residential loan on a single family residence in Bergen County, New Jersey. A foreclosure action was initiated when loan payments became delinquent. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $246,000 impairment reserve remains against this loan as of September 30, 2013. Oritani is pursuing legal remedies.
  A $1.1 million loan on a mixed use property in Bergen County, New Jersey. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $265,000 impairment reserve remains against this loan as of September 30, 2013. A forbearance agreement had previously been executed and the borrower generally complied with the payment demands of the Company over the quarter. Although the loan is currently classified as nonaccrual, it was current as of September 30, 2013. The Company continues to monitor the performance of this loan to determine if it is appropriate to remove it from the nonaccrual classification (there can be no assurances that this will occur).
  A $2.5 million loan on a multifamily property in New York City. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, no reserve was required as of September 30, 2013. The borrower is in bankruptcy and the bankruptcy court has approved a plan for the sale of the property, and such plan is in process. There is a pending contract for sale of this property for $3.7 million. Regular payments have resumed on this loan including a small amount toward the delinquent balance.
  A $2.4 million loan on a warehouse/light industrial building in Bergen County, NJ. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, no reserve was required as of September 30, 2013, primarily due to a low estimated loan to value. During the quarter ended September 30, 2013, a modification and extension agreement, with terms satisfactory to Oritani, was reached. This agreement includes a new guarantor and other credit enhancements and carries a market rate of interest. It is not considered a TDR. If the loan demonstrates six months of satisfactory performance it will be returned to accrual status (although there can be no assurances that this will occur).
  Two loans totaling $4.2 million on two student housing facilities in Luzerne County, Pennsylvania. The loans are classified as impaired. In accordance with the results of the impairment analysis for the loans, there was a $1.2 million impairment reserve against the loans as of September 30, 2013 (including an increase of $472,000 in the September, 2013 quarter). Oritani is pursuing legal remedies as well as other avenues to secure repayment in full.
  A $1.7 million loan on a retail building in Morris County, NJ. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $163,000 impairment reserve remains against this loan as of September 30, 2013. During the quarter ended September 30, 2013, an agreement was reached regarding the total late fees and legal fee reimbursement to be paid to the Bank in conjunction with the delinquency. The Company currently expects that the loan will be brought fully current during the quarter ending March 31, 2014 (although there can be no assurances that this will occur). If this occurs, the performance of the loan will then be monitored to see if it can appropriately be returned to accrual status.
  A $1.7 million loan on an office building in Somerset County, NJ. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $292,000 impairment reserve remains against this loan as of September 30, 2013. This loan and the loan described directly above have the same borrower, and the same agreement was reached for this loan.
  A $1.2 million loan on a lot and auto showroom in Bergen County, NJ. There had been no payment issues with the loan until it matured and extension terms could not be agreed upon. Subsequent to September 30, 2013, an extension agreement, with terms satisfactory to Oritani, was reached with the borrower. The loan meets our definition of impaired and is classified as such as of September 30, 2013.

There are nine other multifamily/commercial real estate loans, totaling $3.6 million, classified as nonaccrual at September 30, 2013. The largest of these loans has a balance of $780,000.

There are six other residential loans, totaling $579,000, classified as nonaccrual at September 30, 2013. The largest of these loans has a balance of $335,000.

Other Income

Other income increased by $338,000 to $1.6 million for the three months ended September 30, 2013, from $1.2 million for the three months ended September 30, 2012.  Net income from investments in real estate joint ventures increased by $151,000 to $290,000 for the three months ended September 30, 2013, from $139,000 for the three months ended September 30, 2012. Results for both periods are reduced (versus budget) due to decreased income at one commercial property. An adjustment was recorded on this property during the quarter ended September 30, 2012, which further depressed results for that period. As discussed in prior public releases, issues related to flooding at one commercial property have decreased occupancy and income. The key vacancy pertains to the grocery anchor tenant. Negotiations with a potential replacement grocery anchor have extended far beyond original expectations. The additional period for which income will be below historical levels at this property is unknown at this time. Income from bank owned life insurance ("BOLI") increased $95,000 to $500,000 for the three months ended September 30, 2013, from $405,000 for the three months ended September 30, 2012, primarily due to increased investment in BOLI.

Operating Expenses

Operating expenses increased by $337,000, or 3.6%, to $9.6 million for the three months ended September 30, 2013, from $9.2 million for the three months ended September 30, 2012. The increase was primarily due to compensation, payroll taxes and fringe benefits and other expenses, partially offset by a decrease in real estate owned ("REO") operations. Compensation, payroll taxes and fringe benefits increased by $167,000 to $7.1 million for the three months ended September 30, 2013, from $6.9 million for the three months ended September 30, 2012. Regular increases in compensation cost and the cost associated with the ESOP (primarily due to a higher stock price) were partially offset by decreases in the accrual cost for several benefit plans. REO operations resulted in net income of $77,000 for the three months ended September 30, 2013 versus an expense of $52,000 for the three months ended September 30, 2012. Income was realized in the 2013 period primarily because of a deficiency judgment recovery on a previous REO property. Other expenses increased $179,000 to $1.0 million for the three months ended September 30, 2013, from $824,000 for the three months ended September 30, 2012.  Various categories contributed smaller amounts to this increased led by problem asset expenses.  Our efficiency ratios for the three months ended September 30, 2013 and 2012, were 36.6% and 36.3%, respectively.

Income Tax Expense

Income tax expense for the three months ended September 30, 2013 was $5.9 million on pre-tax income of $16.3 million, resulting in an effective tax rate of 36.3%.   Income tax expense for the three months ended September 30, 2012 was $5.5 million on pre-tax income of $14.7 million, resulting in an effective tax rate of 37.3%.  The decreased rate in 2013 was primarily due to the furtherance of various strategies.

Comparison of Financial Condition at September 30, 2013 and June 30, 2013

Total Assets.  Total assets were essentially stable over the quarter, decreasing $8.3 million to $2.82 billion at September 30, 2013, from $2.83 billion at June 30, 2013.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $2.4 million to $9.7 million at September 30, 2013, from $12.1 million at June 30, 2013.

Net Loans. Loans, net increased $9.3 million to $2.29 billion at September 30, 2013, from $2.28 billion at June 30, 2013. The annualized growth rate for the quarter was 1.6%, which is far below the Company's internal growth targets. Loan originations for the quarter totaled $101.8 million and principal payments totaled $92.8 million. The Company's loan pipeline has increased and management is confident that origination totals will increase during the remainder of the fiscal year. The Company's loan pipeline totaled $128.3 million; $147.5 million and $239.6 million at June 30, 2013, September 30, 2013 and October 22, 2013, respectively. However, management has little control over the level of prepayments and an elevated level of prepayments will negatively impact the growth rate of the loan portfolio.

Mortgage-backed Securities available for sale. Mortgage-backed securities AFS decreased $10.4 million to $295.9 million at September 30, 2013, from $306.3 million at June 30, 2013.

Mortgage-backed Securities held to maturity. Mortgage-backed securities HTM decreased $10.4 million to $31.5 million at September 30, 2013, from $41.9 million at June 30, 2013.

Bank Owned Life Insurance. BOLI increased $6.5 million, or 10.9%, to $66.5 million at September 30, 2013, from $60.0 million at June 30, 2013, as additional BOLI investments were made over the quarter.

Real Estate Owned. Real estate owned ("REO") increased $195,000 to $1.9 million at September 30, 2013, from $1.7 million at June 30, 2013. During the quarter ended September 30, 2013, the Company took title to one property and disposed of one property.  The $1.9 million balance consists of 4 properties.

Deposits. Deposits were essentially stable over the quarter. Growth over the quarter totaled $5.0 million and the ending balance was approximately $1.42 billion at both September 30, 2013 and June 30, 2013. Core deposit balances increased $27.5 million over the quarter but this growth was largely offset by $22.5 million of outflows of time deposits.

Borrowings. Borrowings decreased $18.7 million to $815.0 million at September 30, 2013, from $833.7 million at June 30, 2013.

Stockholders' Equity. Stockholders' equity increased $8.0 million to $526.7 million at September 30, 2013, from $518.7 million at June 30, 2013.  The increase was primarily due to net income partially offset by dividends and the exercise of stock options.

Based on our September 30, 2013 closing price of $16.46 per share, the Company stock was trading at 142.7% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 24 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Balance Sheets
(In thousands, except share data)

	Sept. 30	June 30,
Assets	2013	2013
	(unaudited)
Cash on hand and in banks	$ 4,292	$ 4,181
Federal funds sold and short term investments	5,395	7,884
Cash and cash equivalents	9,687	12,065

Loans, net	2,285,062	2,275,782
Securities available for sale, at fair value	12,071	12,019
Mortgage-backed securities held to maturity, fair value of $31,200 and $41,855 at September 30, 2013 and June 30, 2013, respectively	31,517	41,873
Mortgage-backed securities available for sale, at fair value	295,857	306,271
Bank Owned Life Insurance (at cash surrender value)	66,536	59,996
Federal Home Loan Bank of New York stock ("FHLB"), at cost	41,927	42,770
Accrued interest receivable	10,820	10,114
Investments in real estate joint ventures, net	4,747	4,635
Real estate held for investment	1,045	1,070
Real estate owned	1,937	1,742
Office properties and equipment, net	14,936	15,060
Deferred tax assets	31,291	30,300
Other assets	16,202	18,225
Total Assets	$ 2,823,635	$ 2,831,922

Liabilities
Deposits	$ 1,424,667	$ 1,419,703
Borrowings	814,972	833,672
Advance payments by borrowers for taxes and insurance	14,719	15,806
Official checks outstanding	4,375	7,182
Other liabilities	38,237	36,849
Total liabilities	2,296,970	2,313,212

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized; 56,245,065 shares issued; 45,653,073 shares outstanding at September 30, 2013 and 45,391,093 shares outstanding at June 30, 2013.	562	562
Additional paid-in capital	498,463	499,961
Unallocated common stock held by the employee stock ownership plan	(25,569)	(25,887)
Restricted Stock Awards	(11,796)	(15,730)
Treasury stock, at cost; 10,591,992 shares at September 30, 2013 and 10,854,034 shares at June 30, 2013.	(138,011)	(141,142)
Retained income	198,505	196,516
Accumulated other comprehensive income, net of tax	4,511	4,430
Total stockholders' equity	526,665	518,710
Total Liabilities and Stockholders' Equity	$ 2,823,635	$ 2,831,922

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Statements of Operations
Three Months Ended September 30, 2013 and 2012
(In thousands, except share data)

	Three months ended
	September 30,
	2013	2012
	unaudited
Interest income:
Mortgage loans	$ 30,061	$ 29,082
Dividends on FHLB stock	439	407
Securities available for sale	51	74
Mortgage-backed securities held to maturity	242	234
Mortgage-backed securities available for sale	1,341	2,024
Federal funds sold and short term investments	5	1
Total interest income	32,139	31,822

Interest expense:
Deposits	2,024	2,334
Borrowings	5,522	5,298
Total interest expense	7,546	7,632

Net interest income before provision for loan losses	24,593	24,190

Provision for loan losses	300	1,500
Net interest income	24,293	22,690

Other income:
Service charges	272	244
Real estate operations, net	373	370
Net income from investments in real estate joint ventures	290	139
Bank-owned life insurance	500	405
Net gain on sale of assets	53	8
Net loss on sale of and write down of securities	—	—
Other income	75	59
Total other income	1,563	1,225

Other expenses:
Compensation, payroll taxes and fringe benefits	7,075	6,908
Advertising	90	90
Office occupancy and equipment expense	729	682
Data processing service fees	435	407
Federal insurance premiums	315	270
Real estate owned operations	(77)	52
Other expenses	1,003	824
Total other expenses	9,570	9,233

Income before income tax expense	16,286	14,682
Income tax expense	5,912	5,471
Net income	$ 10,374	$ 9,211

Income per basic common share	$ 0.24	$ 0.22
Income per diluted common share	$ 0.24	$ 0.22

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	September 30, 2013			September 30, 2012
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 2,276,193	$ 30,061	5.28%	$ 2,019,479	$ 29,082	5.76%
Federal Home Loan Bank Stock	42,355	439	4.15%	38,583	407	4.22%
Securities available for sale	12,073	51	1.69%	20,178	74	1.47%
Mortgage backed securities held to maturity	40,475	242	2.39%	35,830	234	2.61%
Mortgage backed securities available for sale	297,604	1,341	1.80%	458,944	2,024	1.76%
Federal funds sold and short term investments	8,306	5	0.25%	1,577	1	0.25%
Total interest-earning assets	2,677,006	32,139	4.80%	2,574,591	31,822	4.94%
Non-interest-earning assets	139,378			123,017
Total assets	$ 2,816,384			$ 2,697,608

Interest-bearing liabilities:
Savings deposits	168,690	98	0.23%	165,280	97	0.23%
Money market	409,075	497	0.49%	443,406	559	0.50%
Checking accounts	386,881	438	0.45%	212,919	135	0.25%
Time deposits	453,060	991	0.87%	552,143	1,543	1.12%
Total deposits	1,417,705	2,024	0.57%	1,373,748	2,334	0.68%
Borrowings	824,325	5,522	2.68%	753,221	5,298	2.81%
Total interest-bearing liabilities	2,242,030	7,546	1.35%	2,126,969	7,632	1.44%
Non-interest-bearing liabilities	50,331			55,392
Total liabilities	2,292,361			2,182,361
Stockholders' equity	524,023			515,247
Total liabilities and stockholders' equity	$ 2,816,384			$ 2,697,608

Net interest income		$ 24,593			$ 24,190
Net interest rate spread (2)			3.45%			3.50%
Net interest-earning assets (3)	$ 434,976			$ 447,623
Net interest margin (4)			3.67%			3.76%
Average of interest-earning assets to interest-bearing liabilities			119.40%			121.05%

(1) Includes nonaccrual loans.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT: Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400